CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MAI Systems Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of MAI Systems Corporation of our report dated February 9, 1996, relating to the consolidated balance sheets of MAI Systems Corporation as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of MAI Systems Corporation.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP


Orange County, California
October 28, 1996